Exhibit 99.1

Contact:
Karen Chang
Senior Vice President &

Chief Financial Officer

Phone: (215) 564-5900
Email: ir@luminentcapital.com

LUMINENT MORTGAGE CAPITAL, INC. SHARES TO BEGIN TRADING OVER-THE-COUNTER UNDER STOCK SYMBOL ‘LUMC’

PHILADELPHIA, PA, May 2, 2008 — Luminent Mortgage Capital, Inc. (NYSE: LUM) today announced that its shares have been de-listed from the NYSE and that beginning today, May 2, 2008, its common stock will be traded over-the-counter under the symbol “LUMC.”

The decision to de-list by NYSE Regulation, Inc. was reached in view of the fact that the Company has fallen below the NYSE’s continued listing standard regarding average share price over a consecutive 30 trading-day period of not less than $1.00. In addition, the market capitalization of the Company’s common stock recently has also fallen below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, which is the minimum threshold for listing.

ADDITIONAL INFORMATION

Luminent LLC, an affiliate of the Company, has filed a Form S-4 registration statement with the SEC, which contains a preliminary proxy statement/prospectus relating to the Company’s 2008 annual meeting of stockholders and other relevant documents in connection with the proposed restructuring. The definitive proxy statement/prospectus will be mailed to the stockholders of the Company when it becomes available. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement/prospectus and other relevant materials, when they become available, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents by contacting Karen Chang, Luminent Mortgage Capital, Inc., One Commerce Square, 21st floor, 2005 Market Street, Philadelphia, PA 19103; telephone: (215) 564-5900.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning such participants’ ownership of the Company’s common stock will be set forth in the proxy statement/prospectus when it becomes available. This communication does not constitute an offer of any securities for sale.